EXHIBIT 10.2

Regent Private Capital, LLC

December 23, 2009

Vycor Medical, Inc.
80 Orville Drive, Suite 100
Bohemia, New York 11716

Re:	Waiver of (1) Anti-Dilution Rights with respect to Warrant dated December 15, 2006; (2) Default on Debentures and (3) Minority Rights Approval; and (4) No Action

Ladies and Gentlemen:

The purpose of this letter agreement is to confirm the following agreements by Regent Private Capital, LLC (“Regent”) relative to the matters detailed below

Waiver of Anti-Dilution Rights with respct to Warrant Dated December 15, 2006:

On December 15, 2006, Vycor Medical, LLC issued a Warrant (“Warrant”) to Fountainhead Capital Partners Limited, to purchase 50.22 units Vycor Medical, LLC at an exercise price of $7,965 per unit. Thereafter, Vycor was converted into a Delaware corporation, Vycor Medical, Inc. (“Vycor”) and the Warrant thereafter became exercisable as to 805,931 shares $.50 per share. Effective February 15, 2008, Fountainhead Capital Partners Limited assigned its interest in the Warrant to Fountainhead Capital Management Limited (“FCM”) which assigned one-half of its interest in the Warrant to Regent.

The Warrant contained certain anti-dilution provisions in paragraph 6 thereof which provided for adjustments of the conversion price upon the occurrence of certain events. In a Term Sheet dated as of November 6, 2009, FCM and Regent agreed to a series of transactions as a part of a restructuring of FCM’s and Regent’s relationship with Vycor, including but not limited to an exchange of certain Debentures (the “Restructuring”).

By this letter, Regent confirms that it is waiving any and all of the anti-dilution provisions of the Warrant as such may be applicable to the various transactions comprising the Restructuring. Such waiver shall not be effective to any other events detailed in such anti-dilution provisions other than those actions which are specifically related to the Restructuring, and in particular does not affect the price adjustment provisions in paragraph 11 of the Warrant.

Default on Debentures:

Vycor is in default on certain of its obligations related to certain Debentures issued by Vycor to Regent. As a result of the Restructuring, Regent has agreed to exchange all of the said

Vycor Medical, Inc.
December 23, 2009

Debentures for new Debentures with extended maturity dates and certain other defaults with respect thereto have been cured. Regent hereby advises Vycor that as of the closing of the Restructuring, and the exchange of the old Debentures for the new Debentures, Vycor will not be in default of any provisions of said Debentures.

By this letter, Regent confirms that it rescinds any notices of default previously issued on account of said Debentures, including but not limited to any forbearance proposals or agreements and waives its right to take any action with respect to any default thereon which may have occurred prior to the date of this letter. Nothing in this letter shall be deemed to waive any default by Vycor which may occur after the date of this letter.

Minority Rights Approval:

Pursuant to section 6.2 of that certain Convertible Debenture Purchase Agreement dated as of February 15, 2008 (“Debenture Purchase Agreement”), Regent was granted certain minority approval rights with respect to the certain prospective actions by Vycor described therein.

By this letter, Regent confirms that it forever waives each and every right granted it pursuant to said section 6.2 of the Debenture Purchase Agreement and agrees and acknowledges that said section 6.2 shall be of no further force and effect as of the date hereof.

In all other respects, other than as specifically modified in connection with the Restructuring, all other rights and remedies Regent may have with respect to any aspect of its relationship with Vycor shall remain unchanged.

No Action:

The undersigned agree and covenant that they will not initiate any legal action or seek any other legal recourse against Vycor or Fountainhead Capital Partners Limited on account of any matters which are the subject of this letter.

Sincerely,

REGENT PRIVATE CAPITAL, LLC

/s/ Lawrence Field
By:	______________________________
Lawrence Field
Managing Durector